SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date earliest event reported)      August 15, 2007

MTR GAMING GROUP, INC.

(exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

0-20508	84-1103135
(Commission File Number)	(IRS Employer Identification Number)

STATE ROUTE 2 SOUTH, CHESTER, WEST VIRGINIA

(Address of principal executive offices)

26034

(Zip Code)

Registrant’s Telephone Number, Including Area Code:  (304) 387-8300

N/A

(Former name or former address, if changed since last report)

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)           On August 15, 2007, the Registrant entered into separate employment agreements with John W. Bittner, Jr.  (the Registrant’s Chief Financial Officer) and Patrick Arneault (Vice President, Mountaineer Park, Inc. and Presque Isle Downs, Inc). Each of the Agreements is for a two year term with an effective commencement date of January 1, 2007, and each agreement provides for the grant of certain options to acquire shares of MTR common stock (such option grants  were approved in April and June of this year as previously disclosed).

Mr. Bittner’s agreement provides for an annual base salary of $257,900 (with annual cost of living increases) and additional compensation of $7,200 annually for automobile expenses, four weeks of paid vacation, and benefits and fringe benefits made available to other executives of the Company. Mr. Arneault’s agreement provides for an annual base salary of $352,000 (with annual cost of living increases) and additional compensation of $7,200 annually for automobile expense, four weeks of paid vacation, and benefits and fringe benefits made available to other executives of the Company. Pursuant to the employment agreements, Messrs. Bittner and Arneault are also eligible for periodic cash bonuses in the discretion of the Company’s independent Compensation Committee. In the event of termination of employment in connection with a change of control, each would receive a severance payment equal to the greater of the entire compensation for the remainder of the term of the agreement and one year’s salary.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MTR GAMING GROUP, INC.

	By:	/s/ John W. Bittner, Jr.
John W. Bittner, Jr.
Chief Financial Officer

Date: August 17, 2007